EXHIBIT 10.1

REAL PROPERTY SALE AND LEASE AGREEMENT

This Agreement is made this the 18th day of January, 2011 between Greystone Real Estate L.L.C.(“Real Estate”) an Oklahoma Limited Liability Company  with a place of business located at 1613 E. 15th Street, Tulsa, OK 74120 and Greystone Manufacturing, LLC (“Greystone”), an Oklahoma Limited Liability Company with its mailing address and chief place of business at 2601 Shoreline Drive, Bettendorf, IA 52722..

The parties hereto, desiring legally to be bound, hereby do agree as follows:

1.	SALE/LEASE:

Greystone agrees to sell to Real Estate the Real Property as described in Schedule A hereto and all of the fixtures and appurtenances thereto, free and clear of all liens and encumbrances for $2,700,000.00. Payment to Greystone shall be made by Real Estate through the payoff of a loan ($1,305,546.00) plus accrued interest ($35,917.58) to Greystone Plastics, Inc. at Attn: Bill Hamilton, 28439 Great River Road, Princeton IA., 52768, a cash deposit of $658,536.42 to Greystone’s account No. 348643 at F&M Bank, Tulsa, OK, and a note payable in the amount of $700,000.00 from Real Estate to Greystone.  The note payable will accrue interest at the rate of five percent (5%) per annum with a maturity date of April 18, 2011  Real Estate agrees to lease to Greystone, and Greystone agrees to lease from Real Estate, the Real Property described in the attached schedule which is incorporates the terms of this Lease.  Any reference to “Lease” shall mean this Lease Agreement, the Real Property Schedule(s) and all Rider(s) and Supplement(s) thereto, if any.   {Real Estate and Greystone agree, and Greystone represents for the benefit of Real Estate and its Assignee (s), that, except as otherwise provided in a particular Real Property Schedule, the Lease is intended to be a “finance lease” and not a “lease intended as security” as those terms are used in the Uniform Commercial Code (including Article 2A thereof); and that the Lease is intended to be a “true lease” as said term is commonly used under the Internal Revenue Code of 1986, as amended. }

2.	DEFINITIONS:

(a) The “Effective Date” shall be:

(i)   The date hereof;

       (b) The “Daily Rental” means 1/30th of the amount set forth as the Monthly Rental.

3.	TERM OF LEASE:

(a) The term of this Lease, as to all Real Property designated on any Real Property Schedule, shall commence on the Effective Date and shall continue for an initial period of one hundred and twenty (120) months (the “Initial Term”).  Any such termination shall be effective only on the last day of the Initial Term.

4.	RENTAL:

The monthly rental payable hereunder is as follows:  The monthly rental shall be fixed at $20,133.33 per month (60,400 sq. ft. @ $4.00 per sq. ft./year) payable on the 15th of each month and every month thereafter through the one hundred and twentieth month.

Lease Penalty Interest on any past due payments under this Lease shall accrue at the rate of 1 1/2% per month, or, if less, the maximum rate allowed by law, and shall be payable on demand.  Charges for taxes, levies, imposts, duties, fees, assessments or other charges, penalties and interest shall be promptly paid by Greystone when due.   Greystone shall, at its expense, insure the Real Property at its full replacement cost and name Real Estate and it’s designees as loss payee under the policy.  Real Estate, at its option, may elect to accumulate such late charges and collect them on a periodic basis.  Additionally, all reasonable sums incurred or expended by Real Estate in the collection of any late payment shall be without demand, immediately due and payable by Greystone and considered rent hereunder.

5.	INSTALLATION, USE AND QUIET POSSESSION OF REAL PROPERTY:

(a) Greystone shall use the Real Property solely in the conduct of its business and in a careful and proper manner consistent with the requirements of all applicable insurance policies.

(b) Greystone will at all times keep the Real Property in good repair and in compliance with the laws of the State of Iowa.

(c) Greystone, shall not use, alter or locate or permit the Real Property to be used, altered or located in any manner or for any purpose for which, in the opinion of the insurer, the Real Property is not designed or reasonably suitable or which would increase the risk of any damage or loss to the Real Property or to any other persons or property.  Greystone shall comply with all governmental laws, rules and regulations regarding its use, maintenance, and operation of the Real Property.

6.	OWNERSHIP AND INSPECTION:

(a) Greystone shall have no interest in the Real Property other than the rights acquired as a Lessee hereunder.  As owner, Real Estate will retain title to the Real Property however Greystone will assume all governmental reporting responsibilities in connection therewith. The Real Property is and shall always remain separate identifiable real property.  Greystone shall not permit the Real Property to be used or maintained in such a manner or under such circumstances that any person might acquire any right in such Real Property paramount to the rights of Real Estate

(b) GREYSTONE SHALL KEEP THE REAL PROPERTY CLEAR OF ALL LIENS AND ENCUMBRANCES EXCEPT LIENS OR ENCUMBRANCES ARISING THROUGH THE ACTIONS OR OMISSIONS OF REAL ESTATE.  (GREYSTONE SHALL NOT ASSIGN OR OTHERWISE ENCUMBER THIS LEASE OR ANY OF ITS RIGHTS HEREUNDER OR SUBLEASE THE REAL PROPERTY WITHOUT THE PRIOR WRITTEN CONSENT OF REAL ESTATE, SUCH CONSENT NOT TO BE UNREASONABLY WITHHELD), except that Greystone, upon prior notice to Real Estate, may assign this Lease or sublease the Real Property to its parent or any subsidiary corporation.  No assignment or sublease shall relieve Greystone of any of its obligations hereunder.

(c) With prior written notice to Greystone, Real Estate and/or its agents shall have free access to the Real Property at all reasonable times for the purpose of inspection and for any other purpose contemplated in this Lease.

(d) Greystone shall immediately notify Real Estate of all details concerning any damage to, or loss of, the Real Property arising out of any event or occurrence whatsoever, including but not limited to, the alleged or apparent improper manufacture, functioning or operation of the Real Property.

7.	WARRANTIES:

(a) Greystone represents, covenants and agrees that, at the Effective Date set forth in the applicable Real Property Schedule, it shall have (i) thoroughly inspected the Real Property, (ii) determined for itself that all Real Property are in good condition, and are of a size, design, capacity and manufacture selected by it and (iii) satisfied itself that the Real Property are suitable for Greystone’s purposes. Real Estate shall not be responsible for any direct or consequential loss or damage resulting from the operation, maintenance or use of the Real Property by Greystone’s personnel.  Greystone hereby assumes, and will defend, indemnify and hold Real Estate harmless against, any and all claims, demands and liabilities arising out of or in connection with the possession, use or operation of the Real Property.

(b) Greystone agrees that the application, statements, and financial reports submitted by it to Real Estate are material inducement to the execution by Real Estate of this Lease, and Greystone warrants that such application, statements, and reports are, and all information hereafter furnished by Greystone Real Estate will be, true and correct in all material respects as of the date submitted.

8.	EVENTS OF DEFAULT AND REMEDIES:

The occurrence of any one of the following shall constitute an Event of Default hereunder:

(a) Greystone fails to pay any installment of rent on or before the fifth day following the date when the same becomes due and payable;

(b) Greystone attempts to, sell, transfer, encumber, sublet or part with possession of the Real Property or any items thereof, except as expressly permitted herein;

(c) Greystone shall fail to observe or perform any of the other obligations required to be observed or performed by Greystone hereunder and such failure shall continue uncured for (10) days after written notice thereof to Greystone by Real Estate.

(d) Any representation or warranty made by Greystone herein or in any document or certificate furnished in connection herewith shall prove incorrect in any material respect;

(e) Greystone ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or off all or any substantial part of its assets or Real Estate, or if it or its shareholders shall take any action looking to its dissolution or liquidation; or

(f) Within 30 days after the commencement of any proceedings against Greystone seeking reorganization, arrangement readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within 30 days after the appointment, without Greystone’s consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and Real Estate, such appointment shall not be vacated.

Upon the occurrence of an Event of Default, Real Estate may at its option do any or all of the following: (i) By notice to Greystone terminate this Lease as to any or all Real Property Schedules;  (ii) whether or not this Lease is terminated as to any or all Real Property Schedule, take possession of any or all of the Real Property listed on any or all Real Property Schedules, wherever situated, and for such purpose, enter upon any premises without liability for so doing or Real Estate may cause Greystone, and Greystone hereby agrees, to return the Real Property to Real Estate as provided in this Lease:  (iii) recover from Greystone, as liquidated damages for loss of a bargain and not as a penalty, an amount equal to the present value of all monies to be paid by Greystone during the remainder of the Initial Term or any successive period then in effect, discounted at the rate of four  percent (4%) per annum, which payment shall become immediately due and payable; and (iv) sell, dispose of, hold, or use or lease any Real Property as Real Estate in its sole discretion may determine without, except as provided below, any duty to account to Greystone (and Real Estate shall not be obligated to give preference to the sale, lease or other disposition of the Real Property over the sale, lease or other disposition of similar Real Property owned or leased by Real Estate).  In any event, Greystone shall, without further demand, pay to the Real Estate an amount equal to all sums due and payable for all periods up to and including the date on which Real Estate has declared this Lease to be in default.

In the event that Greystone shall have paid to Real Estate the liquidated damages referred to in clause (iii) above, Real Estate hereby agrees to pay to Greystone, promptly after receipt thereof, all rentals or proceeds received from the reletting or sale of the Real Property to the extent such rentals or proceeds are attributable to the balance of the Initial Term (after deduction of all expenses incurred by Real Estate and, in the case of a sale, Real Estate’ reasonably determined residual interest in the Real Property as of the scheduled expiration of the Initial Term), said amount never to exceed the amount of the liquidated damages paid by Greystone.  Greystone agrees that Real Estate shall have no obligation to sell or lease the Real Property and shall not be required to give preference to the sale, lease or other disposition of the Real Property over the sale, lease or other disposition of similar Real Property owned or leased by Real Estate.  Greystone shall in any event remain fully liable for reasonable damages as provided by law and for all costs and expenses incurred by Real Estate on account of such default including, but not limited to, all court costs and reasonable attorney’s fees.  The rights afforded Real Estate hereunder shall not be deemed to be exclusive, but shall be in addition to any rights or remedies provided by law.  Real Estate agree to seek to mitigate its damages in a commercially reasonable manner.

9.	NET LEASE:

        It is understood and agreed that this is a net lease and that as between Real Estate and Greystone, Greystone shall be responsible for all the costs and expenses of every nature whatsoever arising out of or in connection with or related to this Lease or the Real Property, including but not limited to taxes, utilities, insurance and/or loss, damage or maintenance related to the Real Property.  Real Estate shall be named as an additional insured as to all insurance policies insuring the Real Property.  Greystone hereby agrees that in the event that Greystone fails to pay or perform any obligation under this Lease, Real Estate may, at its option, pay or perform said obligation and any payment made or expense incurred by Real Estate in connection therewith shall become additional rent which shall be due and payable by Greystone upon demand.

10.	ASSIGNMENT:

Greystone agrees that Real Estate may transfer or assign all or any part of Real Estate’ right, title and interest in, under or to the Real Property and this Lease and any or all sums due or to become due pursuant to any of the above, to any third party (the “Assignee”) for any reason.  Greystone agrees that upon receipt of written notice from Real Estate of such assignment, Greystone shall perform all of its obligations hereunder for the benefit of Assignee and, if so directed, shall pay all sums due or to become due hereunder directly to the Assignee or to any other party designated by the Assignee.  Greystone hereby covenants, represents, warrants and agrees that the Assignee shall be entitled to rely on and shall be considered a third party beneficiary of the following covenants, representations and warranties: (i) Greystone’s obligations to Assignee hereunder are absolute and unconditional and are not subject to any abatement, reduction, recoupment, defense, offset or counterclaim available to Greystone for any reason whatsoever including, without limitation, operation of law, defect in the Real Property, failure of Real Estate to perform any of its obligations hereunder or under any other agreement Greystone may have with Real Estate regarding the Real Property which is the subject of this Lease or for any other cause or reason whatsoever, whether similar or dissimilar to the foregoing (Greystone reserving its rights to have separate recourse directly against Real Estate on account of any thereof); nor, except as otherwise expressly provided herein, shall this Agreement terminate, or the respective obligations of Real Estate or Greystone be otherwise affected, by reason of any of the foregoing or for any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding, it being the intention of the parties hereto that the Monthly Rental, additional rental, and all the other sums payable by Greystone hereunder shall continue to be payable in all events and at the times herein provided; (ii) Greystone shall not look to Assignee to perform any of Real Estate’ obligations hereunder, (iii) Greystone will not amend or modify this Agreement without the prior written consent of the Assignee; and (iv) Greystone will send a copy to Assignee of each notice which Greystone sends to Real Estate. Upon receipt of notice of such assignment, Greystone agrees to execute and deliver to Real Estate such documentation as Assignee may require, including but not limited to an acknowledgment of or consent to, assignment which may require Greystone to make certain representations or reaffirmations as to some of the basic terms and covenants contained in this Lease.  Nothing contained in any documentation required by Assignee shall be derogation of any of the rights granted to Greystone hereunder.  Notwithstanding such assignment: (i) Real Estate shall not be relieved of any of its obligations hereunder; and (ii) the rights of Greystone hereunder shall not be impaired.

11.	INDEMNIFICATION:

Greystone hereby agrees to assume liability for, and does hereby agree to indemnify, protect, save and keep harmless Real Estate and its respective successors and assigns against any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Real Estate or any of its respective successors and assigns, in any way relating to or arising out of this Lease or any document contemplated hereby, or the performance or enforcement of any of the terms hereof, or in any way relating to or arising out of the lease, possession or use of the Real Property or any accident in connection therewith (including, without limitation, latent and other defects, whether or not discoverable).  Greystone shall not be required to indemnify Real Estate or its respective successors and assigns, for loss or liability in respect of any item of Real Property arising from acts or events which occur after possession of such item of Real Property has been returned to Real Estate or loss or liability resulting from the active willful misconduct of the party otherwise to be indemnified hereunder.

Greystone shall name Real Estate as an additional insured under all of its liability policies and shall each year provide Real Estate with a certificate of insurance designating Real Estate as an additional insured.

Greystone also acknowledges and agrees that Real Estate and/or its Assignee may be taking certain tax benefits available to an owner of Real Property, including accelerated cost recovery or depreciation benefits under various sections of the Internal Revenue Code of 1986 as amended (the “Tax Benefits”).  Greystone agrees that it will take no action inconsistent with the foregoing and that it will indemnify Real Estate and its Assignee on an after-tax basis for any loss of or delay in obtaining Tax Benefits due to Greystone’s act, omission to act or misrepresentation, including but not limited to an Event of Default by Greystone.

12.	PURCHASE AND RENEWAL OPTIONS:

(a)  So long as there is no Event of Default (or event which, with the giving of notice, passage of time or both, would constitute an Event of Default), Greystone shall have the option, with at least two months’ prior written notice to Real Estate, to purchase the Real Property at a price equal to fair market value as determined by a reputable commercial real estate appraiser who is acceptable to both parties.

13.	MISCELLANEOUS:

(a) Neither this Lease nor any consent or approval provided for herein shall be binding upon Real Estate unless signed on its behalf by a duly authorized officer.  This Agreement shall be deemed to have been made in the State of Ohio and shall be governed in all respects by the laws of such State.

(b) This Lease constitutes the entire agreement between Greystone and Real Estate with respect to the Real Property, and no covenant, condition or other term or provision may be waived or modified orally.

(c) All notices hereunder shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid, to the address of the other party as set forth herein, or to such other address as such party shall have designated by proper notice.

(d) This Lease shall be binding upon and inure to the benefit of Real Estate and Greystone and their respective successors and assigns (including any subsequent assignee of Assignee).

(e) If any term or provision of this Lease or the application thereof to any person is, to any extent, invalid or unenforceable, the remainder of this lease, or the application of such provision to the person other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

(f) No waiver of any of the terms and conditions hereof shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. The waiver by the Real Estate or Greystone of any breach of any obligation of Greystone or Real Estate shall not be deemed a waiver of such obligation or of any subsequent breach of the same or any other obligation.  The subsequent acceptance of rental payments hereunder by Real Estate shall not be deemed a waiver of any prior existing breach of Greystone regardless of Real Estate’ knowledge of such prior existing breach at the time of acceptance of such rental payments.  The rights afforded Real Estate and Greystone under this Paragraph shall not be deemed to be exclusive, but shall be in addition to any rights or remedies provided by law.

(g) Real Estate is hereby authorized by Greystone to cause this Lease or other instruments, including Uniform Commercial Code Financing Statements, to be filed or recorded for the purposes of showing Real Estate’ interest in the Real Property and Greystone agrees to execute and deliver all such instruments at the request of Real Estate necessary to do so.

(h) There shall be only one original of each Real Property Schedule to the Lease, and it shall be marked “Original,” and all other counterparts will be duplicates.  To the extent, if any, that any Real Property Schedule(s) to this Lease constitutes chattel paper (or as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction) no security in any Real Property Schedule(s) may be created in any document(s) other than the “Original.”

(i) In the event of the conflict between the terms and conditions of this Lease Agreement and the terms and conditions of any Real Property Schedule(s) or Rider(s) thereto, the terms and conditions of such Real Property Schedule(s) or Rider(s) shall prevail.

(j) Upon request of Real Estate, Greystone hereby agrees to deliver to Real Estate a copy of Greystone’s financial statements within a reasonable time after said statements are available.

(k) The obligations which Greystone is required to perform during the term of this Lease shall survive the expiration or other termination of this Lease, but only to the extent that such obligations remain unperformed as the expiration or termination of this Lease.

(m)  Greystone represents, warrants and covenants that, with respect to this Agreement and each Real Property Schedule executed hereunder:  (i)  Greystone is a corporation duly organized and validly existing in good standing in the state of Iowa, (ii)  The execution, delivery and performance thereof by Greystone have been duly authorized by all necessary corporate or other action and does not conflict with Greystone’s charter or by-laws or other organizational documentation or with any indenture, contract or agreement by which it is bound, or with any statute, judgment, decree, rule or regulation binding upon it.  (iii)  Any individual executing this Agreement or any documents delivered in connection herewith on behalf of Greystone is duly authorized to do so. (iv) This Agreement and each Real Property Schedule constitute legal, valid and binding agreements of Greystone enforceable in accordance with their respective terms.  (v)  The Real Property is personal property and when subjected to use by Greystone will not be or become a fixture under applicable law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year above written.

REAL ESTATE: Greystone Real Estate L.L.C. By: Warren F. Kruger—Manager /s/ Warren F. Kruger	GREYSTONE: Greystone Manufacturing L.L.C. By: William W. Rahhal – VicePresident and CFO /s/ William W. Rahhal